UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

FNB Corporation Shareholders Committee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FNB CORPORATION SHAREHOLDERS COMMITTEE

P. O. Box 6022

Christiansburg, VA 24068

September 13, 2007

Dear Fellow FNB Shareholders:

We are writing to announce the formation of the FNB Corporation Shareholders Committee which was established to communicate to you our view that the transaction with Virginia Financial Group, Inc. proposed by management of FNB Corporation does not enhance shareholder value and is not in the best interest of shareholders. We will provide to you the factual basis to support our view and encourage you to vote your shares to reject management’s proposal. We ask you to compare the information provided to you by this Committee with information provided by management so that you can make an informed decision to reject management’s proposal. Our view that management’s proposal is not in the best interest of shareholders is based on the fact that the proposal does not enhance shareholder value.

•	The claimed “merger of equals” (MOE) is effectively a sale, with little, if any, premium to shareholders.

•	Under the proposal, FNB will go away; it will be merged into Virginia Financial, which will be run by its current CEO, COO and CFO.

•	The proposal is based on projections of savings and expansion into new markets where there can be no assurance of success.

•

Management’s proposal results in the loss of corporate headquarters in our community, a substantial loss of employment and has the stated objective of taking deposits from our market area and using them elsewhere in the state and beyond.

•

The proposal is not in the best interest of employees. The loss of 30 FNB jobs is projected with a cost savings from reduction in compensation for the combined entity of $5.0 million although there is an increase in compensation to the CEO and the creation of a fulltime position for FNB’s President as Board Chairman with a salary increase and no assigned, ongoing responsibilities in the company.

The Committee believes that the best way to enhance shareholder value is for FNB to improve its performance and take full advantage of the goodwill associated with its 100 year history. We believe its prospects are bright and that the opportunity for attractive shareholder returns is compelling.

The Committee’s view is perhaps best expressed in the article contained in Business Aspiration, “Keys to Successful Mergers,” by Scott Andrews, founder, who stated, “If you cannot see the positive effects from a merger clearly, concisely, and where at least 90% of your employees will embrace the merger, then I recommend against it. Far too many companies announced mergers in the past, proudly beating their chest how they would become the combined #1 in their market by combining the #2 and #4 companies, only to end up #3 or #4 when the dust cleared.” Mr. Andrews continued, “If you’re buying for the sake of ‘do anything’ (do something, anything, just do something) management philosophy, then you may be doing something bad.”

EVALUATION OF MERGERS

The Committee believes management’s proposal should be considered in light of information from professionals who are not directly involved in and compensated by buying and selling banks. In the San Francisco Business Times, January 20, 1997, Jim Garner, in the article, “Sobering Report on Mergers & Acquisitions,” quoted Kenneth Smith and stated that “. . . acquisitions destroy shareholder value rather than create it.” This statement was made after three years of research by Mercer Management Consulting which stated that within three years both parties are likely to be pointing accusatory fingers at the other and shouting that it is not working out. Of the 340 mergers that Mercer looked at over the last decade, 57% of acquiring companies produced poor returns in the three years after the deal compared with others in the industry.

An article in MarketWatch entitled, “Bank Mergers Costing You,” published April 17, 2006, written by Gail Liberman and Alan Levine, reported a study in the April issue of the Journal of Finance which found that in three years after a merger, competition for loans typically declines, interest rates the bank charges customers for loans rise significantly and borrowers get smaller loans. The FDIC Banking Review, in January 2006, also reported that there is little evidence that bank mergers benefit either consumers or shareholders. “Rather, growing evidence indicates that they adversely affect prices for both depositors and borrowers. That’s according to FDIC senior financial economist Kenneth D. Jones and FDIC senior financial analyst Tim Critchfield. Evidence indicates that managers may be pursing mergers and acquisitions for empire building and fatter pay checks and bonuses, they say.”

MANAGEMENT’S PROPOSAL

In the American Banker article announcing management’s proposal, published July 30, 2007, entitled, “CEO: Va. Deal a Springboard for Expansion”, Luke Mullns wrote, “The companies [Virginia Financial Group and FNB Corporation] have billed the deal, which was announced late Thursday, as a merger of equals. However, the proposed transaction is taking the form of an acquisition with Virginia Financial buying the $1.5 billion dollar asset, FNB of Christiansburg, Va., for $240 million in stock, or about $32.43 per share.” The Committee agrees that this transaction is a sale which will result in the loss of corporate headquarters in the New River Valley and which provides no tangible benefit to shareholders.

The article continues and quotes O. R. Barham, Jr., who will remain as president and CEO of Virginia Financial after the proposed merger, as saying, “But I think the future for us is in new markets.” The article continues and notes that Barham says he plans to use FNB’s deposit base to fund loans in higher growth markets in the state.

In the same article, Mark Muth, an analyst at First Horizon National Corp.’s FTN Midwest Securities Corp., observed that FNB has “a reputation of having arguably the best deposit franchise in the state. And when you have a great deposit franchise, you can be an extremely profitable franchise whether or not you’re growing at some blistering rate that you see up in Northern Virginia.”

EVALUATION PROCESS BY THE BOARD OF DIRECTORS

In its letter to shareholders dated August 17, 2007, management outlined the process and multiple meetings focused on one alternative and one merger candidate. It is our view that the process was fatally flawed and inevitably led to an unsupportable conclusion.

The Committee believes that a logical process would have been to start with a study of the strategic alternatives and the financial results achievable from each. If this evaluation showed that the company could not meet shareholder expectations or did not have proper management for present and future operations, consideration of a sale would be appropriate. Upon a decision to sell, the Board should have evaluated all potential buyers in order to get the best deal for shareholders. The only merger candidate considered was Virginia Financial, which was brought to the Board by Mr. Heath, the Chief Executive Officer of FNB.

In its February 22, 2007 presentation to the FNB Board of Directors, Davenport & Company, LLC (“Davenport”) opined that:

•	It was time to do some harvesting of the potential benefits from past acquisitions.

•	FNB is in control of its own destiny – it does not need to do any affiliation.

•	FNB has attractive earnings. Potential sellers with excellent returns and growth prospects may create more value for shareholders over time as an independent entity.

In addition, the Davenport presentation included the alternative of selling FNB. Virginia banking merger and acquisition transactions during the past five years were reviewed and Davenport concluded that the average Virginia transaction was for a 2.70 multiple of the book value of the selling bank. The presentation showed that when such formula was applied to FNB the median imputed value would be $58.06 per share.

The Board neither pursued this alternative nor did it pursue any of the other alternatives Davenport laid out. However, it later retained Davenport on a percentage basis to render a fairness opinion on the Virginia Financial transaction which pays Davenport only if the deal with Virginia Financial is done. The Board ignored continued requests to hire a consultant not in the business of selling banks to provide a comparable detailed analysis.

SUIT TO OBTAIN SHAREHOLDERS LIST

Shirley Martin requested that the Corporation provide her with a list of all shareholders pursuant to Virginia law in order that she and the Committee could communicate with the shareholders about the proposed merger with Virginia Financial. The request was properly made on August 8. The Corporation refused to provide the list of beneficial owners and Martin filed suit to compel the Corporation to comply with her request. An Order was entered by the Circuit Court of Montgomery County at a hearing on August 28 requiring the Corporation to provide all of the requested shareholder lists. The Court has not yet ruled on Martin’s request for reimbursement of her legal fees for having to go to Court to compel production of the list.

CONCLUSION

The FNB Corporation Shareholders Committee requests your help to defeat the proposed merger. Defeating the proposal will be the first step in the process of restoring FNB Corporation to its former position as a market leader in the communities which it has been proud to serve. We request that you join us in voting against management’s proposal. Many shareholders are involved in this grass roots effort to maintain First National Bank, restore its image and profitability, and increase shareholder value. If you wish to actively participate in this effort, please contact any member of the Shareholders Committee.

The Committee urges you to carefully read and consider the proxy materials which will be sent to you by the Corporation and the additional materials which will be sent to you by the Committee. When you consider all aspects of the proposal to merge FNB Corporation into Virginia Financial Group, Inc., we believe you will join with the members of the Committee to defeat the merger proposal.

Sincerely yours,

/s/ Shirley Martin	/s/ Daniel D. Hamrick
Shirley Martin, Chair 540-382-3130 shimar57@msn.com	Daniel D. Hamrick 540-382-0131 danhamrickatty@verizon.net

/s/ Kenneth S. Bowling	/s/ Willard H. (Billy) Maddy
Kenneth S. Bowling 540-639-9621 ksb@htbowling.com	Willard H. (Billy) Maddy 540-381-2121 billymaddy@ntelos.net

/s/ Kendall O. Clay	/s/ Carl N. McNeil
Kendall O. Clay 540-639-9621 claylaw@usit.net	Carl N. McNeil 540-382-0271 mcneilre@mcneil-inc.com

/s/ H. Douglas Covington	/s/ Conrad O’Brien
H. Douglas Covington 540-552-1720	Conrad O’Brien 540-387-2405 mimibops@comcast.net

/s/ Richard P. Gordon	/s/ Nelson J. Wimmer
Richard P. Gordon 540-639-9621 rpg@htbowling.com	Nelson J. Wimmer 540-382-3521

News Release Regarding Formation of

FNB Corporation Shareholders Committee

NEWS RELEASE

August 27, 2007

From:	FNB Corporation Shareholders Committee Shirley Martin (540) 382-3130 Kendall O. Clay (540) 320-9623

FNB CORPORATION SHAREHOLDERS COMMITTEE FORMED

Committee Files Lawsuit to Obtain List of Shareholders

A group of shareholders of FNB Corporation has formed a committee to be known as the “FNB Corporation Shareholders Committee” to oppose the sale of the bank holding company to Virginia Financial Group, Inc. of Culpeper.

The committee includes three members of the Board of Directors of FNB Corporation (the holding company) who voted at the board level against the proposed transaction; a member of the Board of Directors of First National Bank, a subsidiary of the holding company; and the Chairman of the bank’s Radford advisory board. It also includes a retired employee and other shareholders.

Members of the Committee are Kenneth S. Bowling, a Radford contractor who serves as Chairman of the bank’s Radford advisory board; Kendall O. Clay, a Radford attorney and a member of the FNB Board; H. Douglas Covington, retired president of Radford University and a member of the FNB Board; Richard P. Gordon, H. T. Bowling Construction Company in Radford; Daniel D. Hamrick, a Christiansburg attorney and a member of the FNB Board; Wilard H. (Billy) Maddy, a realtor in Christiansburg; Carl M. McNeil, who currently serves on the bank board and is in the real estate business in Christiansburg; Shirley Martin, a retired FNB employee; Conrad O’Brien, a Salem businessman; and Nelson J. Wimmer, a former member of the bank board and owner of a farm equipment dealership in Christiansburg.

Kenneth Bowling says he hasn’t spoken with anyone who thinks the proposed merger is a good idea. “FNB enjoys a 42% market share because of customer loyalty. What will happen to that loyalty when the name is changed and the headquarters moved to Charlottesville?” he questions.

Kendall Clay states, “In my opinion, what is being proposed by a majority of the Board is not in the best interests of the shareholders.” He added, “Only one company was considered and the proposal was made and driven by FNB’s Chief Executive Officer. Management and the majority of the Board failed to follow a process designed to achieve a well reasoned result.”

Clay continued, “If we were going to sell, which I oppose, we should have found a merger partner who would have paid the premium our shareholders deserve. We are told by advisors that based on other transactions, we could have expected $52 to $58 per share.”

Shirley Martin, of Christiansburg, who retired after 38 years with the bank, said, “In addition to retired employees, there are current employees who fear the loss of their jobs if their opposition to the merger becomes known to management.”

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News Release / Page 2

“Those employees are concerned with more than the loss of their personal jobs,” Martin said. “They are concerned with the loss of at least 30 FNB jobs in the New River Valley. They believe that more job losses will take place if the acquisition is approved because of the stated emphasis of VFG in entering new markets in fast-growing areas of Virginia and beyond.”

O. R. Barham, Jr., who is the president and chief executive officer of Virginia Financial Group, Inc., the company into which FNB is proposed to be merged, told the American Banker in its July 30 edition that “the future for us is new markets.”

“The emphasis on growing new markets will result in the loss of more jobs in existing markets and the use of the FNB deposit base to fund loans in higher growth markets,” said Daniel Hamrick.

“Deposits collected from FNB’s deposit base to fund loans in other markets will have a negative effect on the growth and development of the FNB market areas,” he continued. “The logical consequence is further loss of jobs, further loss of deposits, further loss of loans, and an erosion of the local economy.”

“As proposed, this acquisition is not in the best interest of shareholders,” said Carl McNeiL. “It will benefit top management and Board members who have been promised positions in the resulting organization.”

It is expected that the Corporation will issue a proxy statement in about thirty days. The FNB Shareholder Committee urges all shareholders to carefully consider the proxy statement and other relevant materials issued by the Corporation and the Committee before casting their vote for or against the proposal.

Shirley Martin has filed a lawsuit to force FNB Corporation to provide a complete list of names and addresses of each shareholder. Martin made a request August 8 for the information. The law allows FNB five days to provide the information, but it has not been received, despite numerous requests. “This is obviously a delaying tactic to benefit FNB Corporation,” said Martin.

A hearing will be held on the suit at 2 p.m. Tuesday in the Circuit Court of Montgomery County in Christiansburg.

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Additional Information About

the Merger and Where to Find It

This communication is being made in respect to the proposed merger of FNB and Virginia Financial. In connection with opposition to the proposed merger, the Committee plans to file with the Securities and Exchange Commission (the “SEC”) a proxy statement which will be mailed to shareholders of FNB seeking their vote against the proposed merger. In addition, this Committee may file other relevant documents with the SEC concerning the proposed merger.

INVESTORS AND SECURITY HOLDERS OF FNB ARE URGED TO READ ALL INFORMATION INCLUDING THE PROXY STATEMENTS FILED BY THIS COMMITTEE AND BY FNB AND VIRGINIA FINANCIAL AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The members of this Committee may be deemed to be participants in the solicitation of proxies from the shareholders of FNB in connection with the proposed merger. Information about the Committee Members will be set forth in its proxy statement to be sent to shareholders and filed with the SEC. Such information may include their direct and indirect interests, by security holdings or otherwise.